Exhibit 10.1

I’m writing to confirm the agreement we have reached on behalf of (a) Vantage Deepwater Company (“VDEEP”) and Vantage Deepwater Drilling, Inc. (“VDDI”) (collectively, “Vantage”) on the one hand, and (b) Petrobras America Inc. (“PAI”), Petrobras Venezuela Investments & Services, BV (“PVIS”), and Petróleo Brasileiro S.A.—Petrobras (“Petrobras Brazil”) (collectively, “Petrobras”) on the other hand (collectively, the “Parties,” and each individually a “Party”).

This agreement is with respect to (1) the award issued on June 29, 2018, in the arbitration between the Parties administered by the International Centre for Dispute Resolution as Case No. 01-15-0004-8503 (the “Award”); (2) the final judgment (the “US Judgment”) entered on May 22, 2019, in the United States District Court in the Southern District of Texas in Civil Action No. 4:18-CV-2246 (the “US Enforcement Action”); (3) certain liens obtained by Vantage against Petrobras in Louisiana pertaining to invoices issued for the payment of work with respect to the Chinook campaign (the “Louisiana Liens”); (4) certain pre-judgment attachments levied by Vantage on August 27, 2018, over certain Petrobras assets in the Netherlands (the “Dutch Attachments”) with respect to a proceeding that Vantage initiated in the Amsterdam District Court in the Netherlands; (5) the action for recognition and enforcement of the Award in the Netherlands initiated by Vantage on November 15, 2018, in The Hague Court of Appeal (the “Dutch Enforcement Action”); (6) US$562 million deposited by PAI on May 1, 2019, in a bank account subject to the US Court’s jurisdiction pursuant to a stipulation between Vantage and Petrobras in the US Enforcement Action (the “US Deposit”); and (7) the notice of appeal filed by Petrobras on June 19, 2019 in the US Enforcement Action (the “US Appeal”).

Specifically, the Parties hereby agree as follows:

1.

Payment. On or before June 21, 2019, at 4:00 P.M. Eastern Time, by wire transfer in accordance with the instructions below, at Paragraph 8, PVIS shall pay to VDEEP the sum of US$690,810,875.21, and PAI shall pay to VDDI the sum of US$10,128,564.79 (collectively, the “Payments”).

2.

Satisfaction of the Award and US Judgment. The Parties acknowledge and agree that the actual deposit in the VDEEP account designated below of the entire US$690,810,875.21 paid by PVIS and the actual deposit in the VDDI account designated below of the entire US$10,128,564.79 paid by PAI (together, the “Receipt of Payments”) is intended by Petrobras and shall be accepted and acknowledged by Vantage to be in full satisfaction and payment of (i) the Award and (ii) the US Judgment.

3.

US Deposit, Dutch Attachments, and Louisiana Liens. Upon VDEEP’s and VDDI’s Receipt of Payments, the Parties will take the steps necessary to eliminate the restrictions imposed on the US Deposit, to lift the Dutch Attachments, and to cancel the Louisiana Liens, including by (a) the Parties promptly filing the Agreed Stipulation and Order Regarding Account Maintained By Petrobras America Inc. and Vantage executing the Satisfaction of Arbitral Award and Final Judgment in substantially the forms attached hereto, and (b) Vantage promptly submitting a letter to bailiff in the Netherlands in substantially the form attached hereto.

4.

Stay of Dutch Enforcement Action. Upon VDEEP’s and VDDI’s Receipt of Payments, the Parties agree to a stay of the Dutch Enforcement Action until such time as there is a final, non-appealable judgment in the US Enforcement Action or until such time as Petrobras contends that a claim for reimbursement of all or any part of the Payments has accrued, whichever is earlier, and the Parties will cooperate in good faith to petition the Dutch Court to enter such a stay in accordance with this agreement, including by promptly submitting a letter to The Hague Court of Appeals in substantially the form attached hereto.

5.

Waiver of claims in connection with the Dutch Attachments. In connection with the lifting of the Dutch Attachments, PAI, PVIS, and Petrobras Brazil, on behalf of themselves and on behalf of their subsidiaries and affiliates, forever release, relinquish, waive, and forever discharge any and all claims which they asserted or could have asserted arising out of the Dutch Attachments, against VDEEP, VDDI, Vantage Drilling International, and any other subsidiary or affiliate of Vantage Drilling International, as well as their respective owners, officers, predecessors, present or former affiliates, successors, and assigns. Likewise, VDEEP, VDDI, Vantage Drilling International, on behalf of themselves and on behalf of their subsidiaries and affiliates, forever release, relinquish, waive, and forever discharge any and all claims which they asserted or could have asserted against PAI, PVIS, and Petrobras Brazil arising out of the Dutch Attachments. For the avoidance of doubt, the foregoing does not waive or release any rights or obligations that arise independently of the Dutch Attachments.

6.

No Release or Waiver of Rights. Except as provided in Section 5 hereof, neither Vantage nor Petrobras are generally releasing the other with respect to any rights or liabilities that may currently exist as between or among any of them. Moreover, other than as expressly provided in this Agreement, none of the Parties waives or modifies any rights it may have with respect to the Award or the US Judgment, including any right Petrobras has to pursue the US Appeal from the US Judgment and Vantage’s right to oppose such appeal, except on the ground that the entry into and performance of this agreement renders such appeal moot. The Parties acknowledge and agree that in the event a final decision by the Fifth Circuit gives rise to a claim for recovery by Petrobras of all or any portion of the Payments, no prejudgment interest on such a claim will commence running until after such decision. The Parties further acknowledge and agree that nothing contained herein shall limit or condition VDEEP’s and VDDI’s use of their respective shares of the Payments, and Petrobras shall not have any right to challenge such use. Without limiting the foregoing, Petrobras acknowledges that VDEEP and VDDI may use their respective shares of the Payments for general corporate purposes, including satisfaction of debt. For the avoidance of doubt, nothing is stated herein as to Brazilian improbity action, which means it proceeds unchanged. This email and its attachments constitute the entire agreement and understanding among the Parties regarding these matters, and all prior negotiations, proposals, and understandings among the Parties as to these matters are expressly merged into and superseded by this agreement and its attachments. The Parties expressly disclaim any reliance on any representation, statement, or omission made by any person including, but not limited to, any other Party or any agent, attorney, or representative of any other Party relating in any way to this agreement.

7.

Dispute Resolution. Any dispute involving this agreement, shall be submitted to the exclusive jurisdiction of the court that heard the US Enforcement Action, and the Parties agree that any order, process, notice of motion, or other application to or by such court on the Parties by hand delivery, email (with delivery confirmation), or certified mail (return receipt requested).

8.	Wire Instruction. The Payments set out in Paragraphs 1 and 2 shall be directed as follows:

Wiring instructions for VDEEP:

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Wiring instructions for VDDI:

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